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                                                  EXHIBIT 3.1.1
                                                   NEWS RELEASE


                  CERTIFICATE OF AMENDMENT
                              OF
                 CERTIFICATE OF INCORPORATION
                              OF
                 AK STEEL HOLDING CORPORATION


     The undersigned, being the Vice President, General Counsel and Secretary of AK Steel Holding Corporation (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST: The name of the Corporation is AK Steel Holding Corporation.

     SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on December 20, 1993 under the name "AK Steel Corporation" and a Certificate of Amendment to the Certificate of Incorporation of the Corporation, changing its name to "AK Steel Holding Corporation," was filed in the office of the Secretary of State of the State of Delaware on January 11, 1994.

     THIRD: Paragraph (a) of Article FOURTH of the Certificate of
Incorporation of the Corporation is hereby amended to read as follows:

          "FOURTH: (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 225,000,000, consisting of 200,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

     FOURTH: On March 19, 1998, a resolution was adopted by the Board of Directors of the Corporation setting forth the foregoing amendment, declaring the same to be advisable and directing that it be submitted for consideration by stockholders at the Annual Meeting of Stockholders to be held on May 21, 1998.

     FIFTH: At the Annual Meeting of Stockholders of the Corporation held, pursuant to notice, on May 21, 1998, at which a quorum was present and acting throughout, the foregoing amendment was approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon and present, in person or by proxy at the meeting.

     SIXTH: The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 21st day of May, 1998.




                                  /s/John G. Hritz
                                  -----------------------------------
                                     John G. Hritz,
                                     Vice President, General Counsel
                                     and Secretary


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